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                                                                      Exhibit 5.


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                                  July 16, 1996

Lomak Petroleum, Inc.
500 Throckmorton Street
Fort Worth, Texas  76102

                  Re:  Registration Statement on Form S-1
                       of Lomak Petroleum, Inc. (THE "REGISTRATION STATEMENT")

Dear Sirs:

         We refer to the Registration Statement filed by Lomak Petroleum, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 5,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares").

         As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and will, when issued as contemplated in the Registration Statement, be validly issued, fully paid and nonassessable.

         We are members of the New York Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving this consent we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules thereunder.

                                    Very truly yours,

                                    RUBIN BAUM LEVIN CONSTANT & FRIEDMAN